Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Blue Bird Corporation:

We consent to the use of our report dated February 25, 2015, with respect to the balance sheet of Hennessy Capital Acquisition Corp. as of December 31, 2014, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, incorporated herein by reference.

/s/ KPMG

New York, New York
May 28, 2015